Exhibit 10.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of this 13th day of May, 2013 (the “Effective Date”) by and between ECHO DILLSBURG, L.P., a Delaware limited partnership, (“Seller”), and WARREN COMMONS ASSOCIATES, LLC, a Virginia limited liability company, or assigns (“Purchaser”).

WITNESSETH:

WHEREAS, Seller owns land containing approximately 11.66 acres of land in Conewango Township, Warren County, Pennsylvania, as more fully hereinafter described, and desires to sell same to Purchaser; and

WHEREAS, Purchaser desires to acquire such vacant land and related assets;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Property. Subject to the terms and conditions hereof, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following described property:

A. All those certain tracts or parcels of land located in Conewango Township, Warren County, Pennsylvania, consisting of approximately 11.66 acres of land as more particularly described on Exhibit “A” attached hereto and by this reference incorporated herein, together with any improvements located thereon owned by Seller (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land (said tracts of land, the Improvements and all other rights described above being hereinafter collectively referred to as the “Real Property”); and

B. To the extent of Seller’s interest therein, if any, and to the extent assignable, all reciprocal easement agreements, operating agreements, development agreements, warranties, guarantees and bonds, certificates of occupancy, trade names, service marks, service contracts (to the extent assumed by Purchaser), governmental and regulatory licenses and permits (including any permits relating to stormwater management), final working drawings, engineering plans, utilities lay-out plans, surveys, topographical plans and plans and specifications with respect to the development, use or operation of the Real Property (the “Intangible Property”).

The Real Property and the Intangible Property are hereinafter collectively referred to as the “Property”.

2. Purchase Price and Terms of Payment.

A. The purchase price (“Purchase Price”) for the Property shall be Two Hundred Thousand and 00/100 DOLLARS ($200,000.00) and shall be paid on the Closing Date by Federal funds wire transfer, in United States dollars.

B. B. The Purchase Price shall be payable in cash, or by wire transfer or other immediately available funds, to Seller on the Closing Date.

3. Review Period; Inspection.

A. At all times during the period commencing on the Effective Date and terminating on the date that is sixty (60) days thereafter (the “Review Period”), Purchaser, its agents, employees, representatives and contractors, at Purchaser’s sole cost and expense, shall have the rights:

1. To enter upon the Real Property described in Exhibit “A” at all reasonable times, and after reasonable advance notice to Seller, to perform such tests, inspections and examinations of the Real Property described in Exhibit “A” as Purchaser reasonably deems advisable, and to make investigations with regard to title to the Real Property, environmental matters, matters of survey, flood plain of the Real Property, utilities availability, zoning and building code and other applicable governmental requirements with regard to the Real Property and the use thereof; provided that, prior to any such entry, Purchaser shall comply with all of the provisions of Section 3 of this Agreement. With respect to the foregoing investigations, Purchaser, its agents, employees, representatives and contractors, may enter upon the Real Property described in Exhibit “A” and do all things necessary in connection therewith, and provided they do not adversely affect any portion of the Property. Purchaser shall not, and shall cause its agents, consultants, contractors, subcontractors, and its or their respective agents, employees or representatives agents, employees and representatives not to otherwise unreasonably disturb any of such parties while conducting its inspections, tests and studies. Purchaser shall indemnify, defend and hold Seller harmless from and against all cost, loss, liability, damage and expense, including reasonable attorneys’ fees (including costs of enforcing this provision) arising out of any violation of this Section 3 and any other actions or omissions of Purchaser or any of its contractors or subcontractors or any of its or their respective agents, employees or representatives, whether or not involving negligence or greater fault, relating to the activities upon the Real Property pursuant to the terms of this paragraph; and

2. After reasonable advance notice to Seller, to investigate and review any and all books and records relating to the Property service agreements, operating statements, warranties, guarantees or bonds, governmental or regulatory licenses and permits, plans and specifications and other items relating to the Property. Within five (5) days of the Effective Date Seller shall forward to Purchaser true and complete copies of all the items set forth on Exhibit “B” to the extent that such items are in its possession or control. At all reasonable times as requested by Purchaser, Seller shall make available to Purchaser, its counsel and accountants, all financial and operating data and other books and records pertaining to the Property under Seller’s control.

B. Purchaser shall comply with the following in connection with each exercise of rights pursuant to subsection A. above:

1. Each person and entity whom Purchaser shall propose to enter the Property shall be competent and duly licensed to perform the investigation of the Property to be performed by such person or entity and shall otherwise be subject to the prior approval of Seller, which approval shall not be unreasonably withheld;

2. Each person and entity who shall enter the Property shall first deliver to Seller evidence of public liability and property damage insurance naming such person as insured and Seller as an additional insured, in an amount not less than One Million Dollars ($1,000,000);

3. No core sampling, drilling or other type of invasive testing shall be permitted unless (A) Seller shall have a received evidence of the need therefor based on a Phase I environmental assessment by duly qualified personnel, indicating a need for such further testing, and (B) Seller shall have approved the location and extent of any such testing, which consent shall not be unreasonably withheld, delayed or conditioned;

4. Purchaser shall comply, and shall cause each person and entity involved in any activity in connection with or as a result of Purchaser’s investigation to comply, with all applicable laws, regulations, ordinances, orders and other legal requirements in connection with any activity undertaken with respect to the Property;

5. It is understood that any approval given by Seller shall be solely for Seller’s own protection and shall not be construed to waive or limit any obligation of Purchaser under this Agreement or otherwise;

C. Purchaser shall have the right during the Review Period to determine that it is satisfied, in its sole and absolute discretion, with the results of any of the tests, inspections or investigations relating to the Property or the operation thereof, and that the Property is suitable in all respects for Purchaser’s intended purposes or needs. In the event Purchaser does not, prior to the end of the Review Period, notify Seller in writing of the waiver of its right to terminate this Agreement pursuant to its review of the items as set forth in this Section 3, this Agreement shall automatically terminate without requirement of further action on the part of Purchaser or Seller. In the event of any termination of this Agreement, Purchaser shall immediately return to Seller any documents, plans, studies or other materials that were provided to Purchaser by Seller related to the Property and neither party shall have any further liability or obligations to the other hereunder; provided, however, that the obligations contained in this Section 3 shall survive the termination of this Contract.

D. Purchaser shall purchase the Property in its AS IS, WHERE IS condition with all faults of any kind or nature whatsoever, it being understood that, except for the warranties or representations of Seller expressly set forth in this Agreement that expressly survive the closing (and only for the period of time expressly so surviving), Seller in no way represents or warrants, and specifically disclaims any responsibility or liability with respect to, (i) the condition or quality of the Property, (ii) the suitability of the Property for Purchaser’s intended use or (iii) the presence of any other conditions that affect the Property, including without limitation the presence of hazardous substances or materials in violation of applicable environmental or other laws.

E. The provisions of this Section 3 shall survive the termination of this Agreement and the closing of this transaction and delivery of the Special Warranty Deed, and shall not merge therein or be extinguished thereby.

4. Title.

A. Purchaser shall obtain a current ALTA owner’s title commitment for title insurance (the “Title Commitment”) issued by Chicago Title Insurance Company, together with true and complete copies of all exceptions contained therein. Purchaser shall order, at its cost and expense, an ALTA Survey (the “Survey”). Upon the receipt of the Title Commitment and the Survey, Purchaser shall promptly review such information. In all events, at least ten (10) days before the expiration of the Review Period, Purchaser shall furnish a copy thereof to Seller, together with a statement either that Purchaser approves title to the Property (including all Permitted Exceptions (as hereinafter defined) or that identifies exceptions shown in the Title Commitment that Purchaser requests Seller to remove (“Purchaser’s Notice”). If Purchaser shall not timely give Purchaser’s Notice, Purchaser shall be deemed to have found the title to the Property to be unacceptable and to have elected to terminate this Agreement. If Purchaser’s Notice shall request Seller to remove any exceptions shown in the Title Commitment, then within five (5) days after receipt of Purchaser’s Notice, Seller shall give notice (“Seller’s Notice”) to Purchaser stating those exceptions, if any, so identified in Purchaser’s Notice that Seller is willing to undertake to satisfy; provided however that, if Seller shall not timely give Seller’s Notice, then Seller shall be deemed to have elected not to undertake any efforts to remove any such exceptions. If, in Seller’s Notice, Seller shall have elected to undertake any efforts to remove any such exceptions, Seller shall not have an obligation to remove the same and, by further notice to Purchaser, may discontinue such efforts at any time during the Review Period. Purchaser may terminate this Agreement if Seller provides such notice of discontinuance of efforts during the Review Period. If Purchaser does not terminate this Agreement, then such matter shall be considered a Permitted Exception. If Seller shall have elected in Seller’s Notice (or shall be deemed to have elected) not to undertake efforts to remove any exceptions identified in Purchaser’s Notice to be removed, then Purchaser, by further notice to Seller within five (5) days after the due date of Seller’s Notice shall either terminate this Agreement or shall accept such exceptions as Permitted Exceptions. In the absence of any such further notice by Purchaser, Purchaser shall be deemed to have elected to terminate this Agreement. In the event that Chicago Title Insurance Company adds new exceptions to its Title Commitment for matters that are of record as of the Effective Date but were omitted by the title company in the original Title Commitment after the above title process has been completed, the above title process will be initiated again to address any such new exceptions to the Title Commitment.

B. Title to the Property shall be good and marketable, free and clear of all mortgages, liens and encumbrances, and free and clear of all leases, security interests, restrictions, rights-of-way, easements and other matters, except for the Permitted Exceptions. For purposes of this Agreement, “Permitted Exceptions” shall mean all title matters and exceptions to which Purchaser does not object pursuant to Section 4 A hereinabove and any other matters deemed to be Permitted Exceptions as provided in Section 4 A hereinabove.

5. Seller’s Representations and Warranties. Seller warrants and represents to Purchaser as follows, which warranties and representations shall be deemed made on the Effective Date and shall be reaffirmed at Closing (subject to any change hereafter occurring with respect to the information referred to in subsections E. F., H. I., or J.).

A. The title to the Property is, and at Closing will be, free and clear of all liens, encumbrances or leases, except the Permitted Exceptions. It shall be a condition to Purchaser’s obligation to proceed to the Closing that title to the Property will be marketable and good of record and insurable at standard title insurance company rates of Chicago Title Insurance Company, subject only to the Permitted Exceptions.

B. Seller is a validly existing Delaware limited partnership in good standing and has the authority to enter into and perform its obligations under this Agreement. The person executing this Agreement on behalf of Seller has been authorized to do so.

C. The execution and delivery of this Agreement do not, and the consummation of the transaction contemplated hereby will not in any material respect, require any approval, consent, authorization or order of, or filing with, any private party or any governmental agency or body or violate any law, rule or regulation or any order, arbitration award, judgment or decree to which Seller is a party or by which it or any of the Property is bound.

D. The Property is not subject to any option contract or other sales contract, or to any leases or other occupancy agreements created by Seller.

E. Seller has no knowledge of, and has received no notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality. The Seller is not a debtor in any bankruptcy or other insolvency proceeding.

F. The Seller has not received from any governmental authority any written notice of, and the Seller presently has no knowledge of, pending or contemplated condemnation proceedings affecting the Property.

G. At or before the Closing, Seller shall duly terminate any management or leasing contract or fee arrangement between Seller and any other party for or in connection with the Real Property, all payments due thereunder will be paid in full by Seller at or prior to Closing, and Seller shall hold Purchaser harmless from any claims thereunder, unless Purchaser, at its sole option, assumes any such agreement in writing.

H. Seller has not received any notice from any insurance company or any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies with respect to, or requesting the performance of any repairs, alterations or other work to, the Property.

I. To Seller’s knowledge without investigation, except as may be set forth in any environmental assessment to be delivered to Purchaser pursuant to Section 3 of this Agreement or as otherwise disclosed to Purchaser within five (5) days after the Effective Date, (i) the Real Property described in Exhibit “A” is not in violation of any applicable environmental law, including without limitation the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.) and the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.); (ii) no underground storage tanks, asbestos (either commercially processed or excavated raw materials), electrical transformers, fluorescent light fixtures with ballast, or other items or equipment containing polychlorinated biphenyls (“PCBs”), or other material regulated by any applicable environmental law (“Hazardous Materials”) are present on the Real Property described in Exhibit “A” in violation of any applicable environmental law; and (iii) Seller has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might look to Seller for contribution to clean up or remediate such condition. In the event Purchaser shall discover such Hazardous Materials, toxic substances, tanks or other unsatisfactory (in Purchaser’s sole discretion) environmental conditions on the Property at any time prior to Closing, as Purchaser’s sole remedy, Purchaser shall have the right to terminate this Agreement upon written notice thereof to Seller. Notwithstanding anything to the contrary herein, the effect of the representations made in this subsection shall be deemed to be modified to the extent of any information to the contrary obtained by any inspections, tests or investigations made by Purchaser or any of its agents, consultants, contractors, subcontractors, or any of its or their respective agents, employees or representatives agents, employees and representatives prior to the end of the Review Period.

J. To Seller’s knowledge, no assessments or charges for any public improvements have been made against the Property which remain unpaid and no improvements to the Property or any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made.

K. Deleted Intentionally.

L. Deleted Intentionally.

M. Deleted Intentionally.

N. If, after Seller’s execution hereof, any event occurs or condition exists which renders any of the representations contained herein materially untrue or misleading, Seller shall promptly notify Purchaser in writing.

O. All documents provided to Purchaser, including without limitation the items provided pursuant to Section 3(A)(2), are the complete originals or, if not originals, are true, accurate, and complete copies thereof.

6. Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as follows:

A. This Agreement is validly executed and delivered by Purchaser and the performance by Purchaser hereunder does not violate (i) any agreement or contract to which Purchaser is a party or (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Purchaser is subject.

B. The execution of this Agreement by Purchaser has been properly authorized and is the binding obligation of Purchaser.

7. Seller’s Covenants. Seller covenants and agrees as follows:

A. Seller will not (i) mortgage, pledge or subject the Property or any part thereof to an unbonded lien or other encumbrance, (ii) permit any mechanic’s or materialmen’s lien to attach against the Real Property, (iii) execute or cause or permit to be placed of record any document affecting title to any portion of the Real Property, and (iv) enter into, or subject any portion of the Property to, any option contract, sales contract, or any other agreement, pursuant to which any party shall have any right to purchase any portion of the Property and (v) enter into any lease without first receiving Purchaser’s prior written approval, which approval shall not be unreasonably withheld.

B. Seller will not sell or otherwise dispose of or remove any fixtures, mechanical equipment or any other item included within the Property.

C. Seller will not do any act which will materially adversely affect the warranties, guarantees, bonds and other items delivered to Purchaser as specified in Section 1D, without the prior written consent of Purchaser.

D. Deleted Intentionally.

E. Deleted Intentionally.

F. Seller will pay or cause to be paid all debts, taxes, fees, assessments, commissions, and other obligations for which it is responsible related to the use and ownership of the Property up to the date of Closing, except for those items for which proration is agreed upon in accordance with the provisions of Section 10 hereof, including, but not limited to: all real estate, personal property and other taxes of every kind; all charges for consumption of utilities; and all commissions or broker’s fees.

G. Between the date of this Agreement and the Closing Date, Seller agrees that it will: (i) manage and operate the Property only in the ordinary and usual manner, maintain in full force and effect until the Closing Date its current insurance policies; (ii) deliver the Property, subject to the Permitted Exceptions, on the Closing Date in substantially the same condition it is in on the date of this Agreement, (iii) give prompt written notice to Purchaser, by overnight delivery from a recognized national carrier and facsimile, of any fire or other casualty affecting the Property after the date of this Agreement; (iv) deliver to Purchaser, promptly after receipt by Seller, copies of all notices of violation issued by governmental authorities with respect to the Property received by Seller after the date of this Agreement.

H. Seller shall maintain such reserves following Closing that Seller, in its good faith judgment, deems to be necessary in order to satisfy its obligations, representations, covenants and warranties which by their nature or as otherwise noted herein survive Closing.

I. Seller shall request duly executed originals of estoppel certificates, each dated not earlier than ninety (90) days prior to the Closing, from all parties subject to any Reciprocal Easement Agreement, if any, in the form (“REA Estoppel”) by which the parties to the REA shall certify that the REA is in full force and effect, has not been assigned, modified or amended in any way other than as set forth in a recorded document, and to the knowledge of the party giving the estoppel, the other party is not in material default under the applicable instrument and all amounts, if any owing under the applicable agreement have been paid in full. If all of the REA Estoppels have not been delivered to Purchaser in the required form within the aforesaid time period, Purchaser may elect to terminate this Agreement.

J. Deleted Intentionally.

8. Conditions.

A. In addition to Purchaser’s absolute right to terminate this Agreement for any reason at any time during the Review Period, the obligation of Purchaser under this Agreement to purchase the Property from Seller is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which conditions may be waived in whole or in part by Purchaser by written waiver at or prior to the Closing Date:

1. Title to the Real Property shall be good and marketable as required herein, free and clear of all liens, encumbrances and exceptions other than the Permitted Exceptions and Chicago Title Insurance Company shall be prepared to issue an owner’s title insurance policy pursuant to the Title Commitment insuring the title to the Real Property, subject only to the Permitted Exceptions, in the amount of the Purchase Price or such lesser amount as Purchaser, in its sole discretion, shall determine and with such endorsements which Chicago Title Insurance Company, prior to the end of the Review Period, shall have committed to issue upon payment of the appropriate premium therefor and no material change thereto shall have occurred prior to Closing. Seller shall discharge all liens against the Property at Closing other than the Mortgage which is to be assumed by Purchaser and other Permitted Exceptions.

2. Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed by, observed and complied with on its part either on or prior to the Closing Date.

3. All of Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date, and Seller will deliver to Purchaser at Closing a certificate to that effect (or disclosing any representations or warranties which are no longer true and accurate); provided that it shall be a condition to Purchaser’s obligation to proceed to the Closing that there shall not be any material change in such representations or warranties set forth in such certificate.

4. The physical condition of the Property and the title for the Property shall not have materially changed since the conclusion of the Review Period.

5. Deleted Intentionally.

In the event any of the foregoing conditions to the Closing are not satisfied or waived in writing by Purchaser as of the Closing Date, then, Purchaser may either (i) extend the date for Closing until such conditions are satisfied (but only if (A) the unfulfilled conditions shall have occurred by reason of a default by Seller hereunder that can reasonably be cured within thirty (30) days, and (B) such extended period for the Closing shall not exceed such thirty (30)-day period, and if such condition shall not be fulfilled as of the end of such thirty (30)-day period, then Purchaser may terminate this Agreement; (ii) terminate this Agreement (provided, however, that termination shall not be Purchaser’s exclusive remedy to the extent other remedies are permitted by this Agreement) or (iii) waive in writing the satisfaction of any such conditions, in which event this Agreement shall be read as if such conditions no longer existed; provided, however, that if such failure of condition also constitutes or is accompanied by a default by Seller hereunder, Purchaser shall have all applicable rights and remedies as set forth in Section 13 hereof, and the indemnity contained in Section 3A hereof shall survive Closing. Notwithstanding that certain of Seller’s representations and warranties may be limited to the extent of actual knowledge of the facts stated therein, it shall be a condition precedent to Purchaser’s obligation to go to Closing that the facts stated in all such representations and warranties shall be correct in all material respects as of the time of Closing.

B. The obligations of Seller under this Agreement to sell the Property to Purchaser are subject to the satisfaction of each of the following conditions, any of which conditions may be waived in whole or in part by Seller by written waiver at or prior to the Closing Date:

1. Purchaser shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed by, observed and complied with on its part either on or prior to the Closing Date.

2. All of Purchaser’s representations and warranties contained herein shall be true and correct in all material respects.

C. It shall also be a condition to the respective obligations of Seller and Purchaser to proceed to the Closing that, simultaneously with the Closing, the closing under that certain Purchase and Sale Agreement (the “Related Agreement”), of even date herewith, between ECHO Warren Associates, L.P. and WHLR-Warren Commons, LLC, takes place, it being understood (a) that Purchaser shall not be entitled to rely on this condition if WHLR-Warren Commons, LLC shall be in material default under the Related Agreement, and (b) that Seller shall not be entitled to rely on this condition if ECHO Warren Associates, L.P. shall be in material default under the Related Agreement.

If the Closing shall not have occurred on or before the Closing Date other than solely by reason of Seller’s default hereunder, then, Seller may either (i) extend the date for Closing until such conditions are satisfied (but only if (A) the unfulfilled conditions shall have occurred by reason of a default by Purchaser hereunder that can reasonably be cured within thirty (30) days and (B) such extended period for the Closing shall not exceed such thirty (30)-day period, and if such condition shall not be fulfilled as of the end of such thirty (30)-day period, then Seller may terminate this Agreement by notice to Purchaser prior to the end of such thirty (30)-day period), or (ii) terminate this Agreement (provided, however, that termination shall not be Seller’s exclusive remedy to the extent other remedies are permitted by this Agreement) or (iii) waive in writing the satisfaction of any such conditions, in which event this Agreement shall be read as if such conditions no longer existed; provided, however that, if such failure of condition also constitutes or is accompanied by a default by Purchaser hereunder, Seller shall have all applicable rights and remedies as set forth in Section 14 hereof, and the indemnity contained in Section 3A hereof shall survive Closing. Notwithstanding that certain of Purchaser’s representations and warranties may be limited to the extent of actual knowledge of the facts stated therein, it shall be a condition precedent to Seller’s obligation to go to Closing that the facts stated in all such representations and warranties shall be correct in all material respects as of the time of Closing.

9. Closing.

A. Unless this Agreement is terminated by Purchaser or Seller as herein provided, the closing hereunder (“Closing”) shall be conducted in escrow by Chicago Title Insurance Company on the date of closing of the Related Contract. or such later date to which the date for Closing may have been extended as herein provided (the “Closing Date”).

B. At Closing, in addition to any other documents required to be delivered under the terms of this Agreement, Seller shall deliver or cause to be delivered to Purchaser the following, copies of which forms, if available in the case of third party documents, shall be delivered to Purchaser five (5) days prior to Closing:

1. A special warranty deed, duly executed and acknowledged by Seller and in proper form for recordation, fee simple title to the Real Property subject only to the Permitted Exceptions. If requested by Purchaser, the deed shall also describe the Real Property by reference to the physical survey obtained by Purchaser.

2. A valid bill of sale or assignment of lease, as the case may be, of all of the Additional Property, duly executed and acknowledged by Seller.

3. Deleted Intentionally.

4. Deleted Intentionally.

5. A valid assignment, duly executed and acknowledged by Seller, assigning to Purchaser all of Seller’s interest in and to the Intangible Property.

6. To the extent they are in Seller’s possession or control, originals of all licenses, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Real Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions).

7. To the extent they are in Seller’s possession or control, a complete set of the final working drawings, engineering plans, utilities lay-out plans, topographical plans, all tenant improvement plans and the like used in the construction of the Improvements.

8. Such affidavits (limited to factual matters known to Seller except in the case of statements needed for mechanic’s lien coverage) as Chicago Title Insurance Company shall reasonably require in order to issue policies of title insurance free of any exceptions for unfiled mechanics, materialmen’s or similar liens and parties in possession (other than the rights of other parties under the Permitted Exceptions).

9. A certificate of non-foreign status as required by Section 1445 of the Internal Revenue Code.

10. All keys, codes, or other security devices in Seller’s possession or control used in connection with the operation of the Property.

11. Seller’s certificate pursuant to Section 8A.3 with respect to its representations and warranties.

12. An indemnity by Seller in favor of Purchaser for all liabilities, losses , costs and expenses that Purchaser may incur by reason of any tortious act or omission by Seller occurring prior to the Closing; provided that the foregoing shall be limited by the other provisions of this Agreement, including without limitation Section 3 and other provisions of this Agreement relating to survival.

C. At Closing, in addition to any other documents required to be delivered under the terms of this Agreement, Purchaser shall (i) execute and deliver (a) deleted, (b) the coal notice and certificate of residence in the deed, (c) an approved settlement statement; and (ii) deliver cash, wire transfer or other immediately available funds payable to Seller in the amount of the funds at Closing, as specified in Sections 2.

10. Adjustments.

The following shall be adjusted between Seller and Purchaser and shall be prorated on a per diem basis as of the Closing Date, except as noted below:

A. Deleted Intentionally.

B. Real estate taxes (on the basis of the actual fiscal years for which such taxes are assessed), personal property taxes, and assessments on the Property shall be apportioned pro rata between Seller and Purchaser, with Seller responsible for the same to and including the day prior to the Closing Date and Purchaser responsible for the same from and after the Closing Date. Purchaser shall receive a credit in an amount equal to any taxes and assessments unpaid as of the Closing Date and for which Seller is responsible hereunder. Seller shall receive a credit in an amount equal to any taxes and assessments which have been paid by Seller applicable to periods on or after the Closing Date.

C. Deleted Intentionally.

D. Seller shall pay the cost of deed preparation. Seller and Purchaser shall each pay one half the amount of all transfer and recording taxes on the deed conveying the Real Property and any fees charged by Chicago Title Insurance Company to act as settlement agent. Purchaser shall pay all charges of Chicago Title Insurance Company, including any abstracting costs, for issuance of the title commitment and owner’s title policy to Purchaser, the cost of the Survey, the cost of any endorsement to the policy of title insurance.

E. All utilities, operating expenses and other apportionable income and expenses paid or payable by Seller shall be apportioned pro rata on a per diem basis as of 12:01 A.M. on the date of Closing. Seller shall use its best efforts to cause any and all public utilities serving the Property to issue final bills to Seller on the basis of readings made as of Closing and all such bills shall be paid by Seller.

F. Deleted Intentionally.

G. With the exception of any adjustments to be made following the Closing Date, (a) if a net amount is owed by Seller to Purchaser pursuant to this Section 10, such amount shall be credited against the Purchase Price, and (b) if a net amount is owed by Purchaser to Seller pursuant to this Section 10, such amount shall be paid to Seller without an increase in the Purchase Price.

11. Possession. Possession of the Property shall be delivered as of the Closing Date, subject only to the Permitted Exceptions.

12. Condemnation. In the event that any eminent domain proceeding (including a temporary taking) affecting the Real Property or any part thereof is commenced or threatened by a governmental body having the power of eminent domain (a “Condemnation”), Seller shall immediately give Purchaser written notice thereof, and in the event, in Purchaser’s sole discretion, such Condemnation has no material adverse effect on the Property, Purchaser shall receive the award resulting from the Condemnation, (or if not then received, the right to the same shall be assigned to Purchaser), and this transaction shall be closed in the same manner as if no such Condemnation or other taking shall have occurred. However, if any such Condemnation has, or will have, in Purchaser’s sole discretion, a material adverse effect on the Property, Purchaser may terminate this Agreement, in which event neither party shall have any further liability or obligations to the other hereunder; provided, however, that the indemnity contained in Subsection 3A hereof shall survive.

13. Seller’s Default. In the event Seller shall be in breach or violation of, or shall fail or refuse to perform its obligations under this Agreement, then Purchaser, as Purchaser’s sole remedy for such default, shall be entitled to seek an action for specific performance of this Agreement with no right to damages.

14. Purchaser’s Default; Liquidated Damages. In the event Purchaser shall be in breach or violation of, or shall fail or refuse to perform its obligations under this Agreement, the sum of $25.00 is hereby agreed to be adequate liquidated damages for Purchaser’s default hereunder, and Seller shall have no other rights or remedies, provided that the foregoing shall not limit any damages or other remedies of Seller in the case of a default by Purchaser under any of the provisions of Section 3 of this Agreement. The parties acknowledge that the foregoing sum represents a reasonable effort to ascertain the damages to Seller in the event of such a Purchaser default, which damages are difficult or impossible to quantify.

15. Broker’s Commission. Seller shall be solely responsible for, and shall pay in cash at Closing, and only if Closing shall occur, a real estate commission to Dietz Commercial (the “Broker”) but only pursuant to the terms of any separate written agreement to which Seller is a party. Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that, except as provided in the preceding sentence, no commissions are due and owing any real estate broker or salesperson (other than the Broker) in connection with this transaction arising out of its actions. Seller and Purchaser hereby each agree to indemnify, defend and hold the other harmless from and against any claim for any real estate commission or similar fee arising out of its actions concerning the purchase and sale of the Property as contemplated by this Agreement. Seller acknowledges that Purchaser has disclosed that certain of its principals are licensed real estate agents in the Commonwealth of Virginia.

16. Insurance; Risk of Loss. At all times until the Closing has been consummated, Seller shall maintain in full force and effect casualty and liability insurance on or with respect to the Property, it being understood and agreed that all risk of loss with respect to the Property shall remain with Seller through Closing. In the event that prior to the Closing Date, the Improvements on the Property are damaged, destroyed, or rendered unusable, in whole or in part, by fire, Condemnation, or other cause (“Casualty”), then the Purchaser may terminate this Agreement by notice to the Seller within ten (10) days of Purchaser’s receipt of Seller’s notice of such damage or proceeding, in which case neither party shall have any further obligation or liability to the other by virtue of this Agreement, except as otherwise expressly provided herein.

17. Survival of Covenants. All covenants, representations and warranties made by Seller and Purchaser herein or in any other documents or instruments delivered pursuant hereto or in connection herewith shall survive the Closing for a period of three (3) years after Closing, but only as to those specific matters reasonably detailed in appropriate legal proceedings against Seller filed on or before three (3) years after Closing; provided that Seller’s representation and warranty set forth in Section 5 (I) of this Agreement shall survive only as to those specific matters reasonably detailed in appropriate legal proceedings against Seller filed on or before one (1) year after the Closing. Any recovery by reason of a breach of this Section or any other representation or warranty of Seller, whether herein or in any document delivered in connection herewith shall be limited, in the aggregate, to an amount equal to the Purchase Price.

18. Assignment. Purchaser’s rights under this Agreement shall be assignable by Purchaser, without further consent of Seller, to an entity affiliated with or controlled by Purchaser or any of Purchaser’s principals. In any such event, Purchaser shall be solely responsible for, and shall pay at or before the Closing, any additional transfer taxes payable as a result of any such assignment.

19. Notices. All notices, requests or other communications permitted or required under this Agreement shall be in writing and shall be communicated by personal delivery, by nationally recognized overnight delivery service (such as Federal Express), by certified mail, return receipt requested, or by facsimile transmission to the parties hereto at the addresses shown below, or at such other address as any of them may designate by notice to each of the others. Notice given by facsimile shall be effective as of the successful transmission of the facsimile (as evidenced by a successful transmission report generated by the sender’s facsimile equipment), but only if notice is sent the same day by another method permitted by this Section 19.

Seller:	ECHO Dillsburg , L.P.
c/o ECHO Real Estate Services Company
Attn: Managing Partner
701 Alpha Drive
Pittsburgh, PA 15238
412.968.1664 telephone
412.967.6141 fax

Copies to:	ECHO Real Estate Services Company
Attn: Legal Department
701 Alpha Drive
Pittsburgh, PA 15238
412.968.1664 telephone
412.967.6141 fax

Joseph J. Barnes
Barnes Dulac Watkins
Two Gateway Center, 17 East
603 Stanwix Street
Pittsburgh, Pennsylvania 15222
412.434.5856 telephone
412.434.5554 fax

Purchaser:	Warren Commons Associates, LLC
Attn: Jon S. Wheeler and Rob Seidel
Suite 200
2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452
757.627.9088 telephone
757.627.9081 fax

Copy to:	Stuart A. Pleasants, attorney at law
Suite 101
2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452
757.275.7634 telephone
757.627.9081 fax

20. Intentionally Deleted.

21. Like Kind Exchange Under Section 1031 of the Internal Revenue Code. The parties acknowledge that Seller or Purchaser may wish to enter into a like kind exchange (either simultaneous or deferred) with respect to the Property (the “Exchange”) pursuant to the applicable provisions of Section 1031 of the Internal Revenue Code of 1986, as amended. Notwithstanding anything to the contrary contained in this Agreement, Seller or Purchaser shall have the right to assign its interest under this Agreement without the other party’s consent for the sole purpose of enabling the assigning party to effectuate the Exchange, including execution of any necessary acknowledgment documents; provided, however, that notwithstanding any such assignment, the assigning party shall not be released from any of its liabilities, obligations or indemnities under this Agreement. The other party shall cooperate in all reasonable respects with the assigning party to effectuate such Exchange; provided, however, that:

A. Closing shall not be extended or delayed by reason of such Exchange;

B. The non-assigning party shall not be required to incur any additional cost, expense or liability, contingent or otherwise, as a result of such Exchange, and the assigning party shall forthwith, on demand, reimburse the non-assigning party for any additional cost, expense or liability, including attorney’s fees incurred by the non-assigning party as a result of the Exchange in reviewing documents; and

C. The assigning party’s ability to consummate the Exchange shall not be a condition to the obligations of assigning party under this Agreement, and the non-assigning party does not warrant and shall not be responsible for any of the tax consequences to assigning party with respect to the transactions contemplated hereunder.

22. Miscellaneous.

A. This Agreement shall be governed by, construed and enforced under the laws of the State of Pennsylvania, without regard to its conflicts of laws provisions.

B. This Agreement sets forth the entire agreement and understanding between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings which led to the subject matter hereof.

C. All the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, personal representatives, executors, successors and permissible assigns.

D. Failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the provision. No waiver by either party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one of more instances, shall be deemed a further or continuing waiver of condition or covenant, representation or warranty contained in this Agreement.

E. Any amendment or modification of this Agreement shall be made in writing executed by the party sought to be charged thereby.

F. Wherever used herein, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include all other genders. If Seller consists of more than one individual or entity, all individuals and entities comprising Seller shall be jointly and severally liable under this Agreement. In this Agreement, whenever general words or terms are followed by the word “including” (or other forms of the word “include”) and words of particular and specific meaning, shall be deemed to include the words “including without limitation,” and the general words shall be construed in their widest extent, and shall not be limited to persons or things of the same general kind or class as those specifically mentioned in the words of particular and specific meaning.

G. The captions and Section headings contained herein are for convenience only and shall not be used in construing or enforcing any of the provisions of this Agreement.

H. This Agreement may be executed, by facsimile or email, in two (2) or more counterparts, each of which shall be deemed an original hereof, but all of which, together, shall constitute a single agreement. If executed by facsimile, the parties to this Agreement may rely on a facsimile copy as an original.

I. Time is of the essence with respect to every provision of this Agreement.

J. If the expiration of any time period measured in days occurs on a Saturday, Sunday or legal holiday, such expiration shall automatically be extended to the next day which is not a Saturday, Sunday or legal holiday.

SIGNATURES FOLLOW:

WARREN COMMONS ASSOCIATES, LLC

/s/ Jon S. Wheeler
By Jon S. Wheeler, its Manager

ECHO Dillsburg, L.P., a Delaware limited partnership
By:	ECHO Developers Fund I Managing Partner, L.P., a Delaware limited partnership, its General Partner
	By:	ECHO Developers, LLC, a Pennsylvania limited liability company, its General Partner

		By:	/s/ Thomas A. Karet
Thomas A. Karet
its Managing Partner